News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS
FY ’21: Net Sales +7%; Organic Sales +6%; Diluted Net EPS $5.50, +11%; Core EPS $5.66, +11%
Q4 ’21: Net Sales +7%; Organic Sales +4%
Q4 ’21: Diluted Net EPS $1.13, +6% versus prior year Reported EPS; -3% versus prior year Core EPS

CINCINNATI, July 30, 2021 - The Procter & Gamble Company (NYSE:PG) announces fourth quarter and fiscal year 2021 results. David Taylor, Chairman, President and Chief Executive Officer said, “We delivered another year of strong results with balanced top and bottom-line growth and strong cash generation, exceeding each of our in-going targets. We built strong momentum prior to the pandemic and have strengthened our position further. As we look forward to fiscal 2022, we expect to continue to grow top-line and bottom-line and to deliver another year of strong cash return to shareholders despite a challenging cost and operating environment.”

$ billions, except EPS
Fiscal Year
GAAP	2021	2020	% Change	Non-GAAP*	2021	2020	% Change
Net Sales	$76.1	$71.0	7%	Organic Sales	n/a	n/a	6%
Diluted EPS	$5.50	$4.96	11%	Core EPS	$5.66	$5.12	11%

$ billions, except EPS
Fourth Quarter
GAAP	2021	2020	% Change	Non-GAAP*	2021	2020	% Change
Net Sales	$18.9	$17.7	7%	Organic Sales	n/a	n/a	4%
Diluted EPS	$1.13	$1.07	6%	Core EPS	$1.13	$1.16	(3)%
* Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.

Fiscal Year 2021 Results

The Company reported fiscal year 2021 net sales of $76.1 billion, an increase of seven percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased six percent, driven by a three percent increase in organic volume, a two percent impact from positive mix and one percent from increased pricing. Diluted net earnings per share were $5.50, an increase of 11% versus the prior year primarily due to the increase in net sales and an increase in operating margin. Core earnings per share and currency-neutral core EPS both increased 11% versus the prior year to $5.66.
The Company generated $18.4 billion of operating cash flow in fiscal 2021 with adjusted free cash flow productivity of 107%. The Company returned $19.3 billion of value to shareholders in fiscal 2021 through $8.3 billion in dividend payments and $11 billion of share repurchases.
April-June Quarter Results
The Company reported fourth quarter fiscal year 2021 net sales of $18.9 billion, an increase of seven percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent. Diluted net earnings per share were $1.13, an increase of six percent versus the prior year reported EPS and a decrease of three percent versus the prior year Core earnings per share. Operating cash flow was $4.1 billion for the quarter. Free cash flow productivity was 117%.
April-June Quarter Discussion
Net sales in the fourth quarter of fiscal year 2021 were $18.9 billion, an increase of seven percent versus the prior year. Favorable foreign exchange had a three percentage point positive impact on sales for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent driven by a one percent increase in shipment volume, a one percent increase in pricing and positive mix impact of one percent. Positive mix was driven by the disproportionate growth of the Health Care segment and the Skin and Personal Care category, both of which have higher than company-average selling prices. The volume increase was driven by strong innovation, partially offset by the higher base period in certain markets and categories due to pandemic-related consumption increases.

April - June 2021	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	1%	5%	4%	1%	—%	11%	1%	6%
Grooming	4%	4%	2%	—%	—%	10%	4%	6%
Health Care	13%	4%	1%	—%	—%	18%	13%	14%
Fabric & Home Care	1%	3%	—%	1%	—%	5%	1%	2%
Baby, Feminine & Family Care	(3)%	3%	1%	1%	(1)%	1%	(3)%	(1)%
Total P&G	1%	3%	1%	1%	1%	7%	1%	4%

(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

•Beauty segment organic sales increased six percent versus year ago. Skin and Personal Care organic sales increased double digits primarily driven by innovation, increased pricing and positive mix impact from the disproportionate growth of the super-premium SK-II brand, due to pandemic-related travel disruptions in the base period. Hair Care organic sales increased low single digits primarily due to increased pricing, partially offset by negative mix from growth in emerging markets. Higher current year volumes in certain markets due to pandemic related shutdowns in the base period were offset by lower volumes in North America due to the impact of pandemic-related inventory restocking in the base period.
•Grooming segment organic sales increased six percent versus year ago. Shave Care organic sales increased mid-single digits due to innovation, pricing and increased volume versus a base period that was negatively impacted by pandemic-related consumption decreases. Appliances organic sales increased mid-single digits due to the positive mix impact from the launch of premium products and increased pricing partially offset by lower volumes due to a pandemic-related consumption increase in the base period.
•Health Care segment organic sales increased 14% for the quarter. Oral Care organic sales increased mid-teens, primarily due to innovation, increased pricing, positive mix impacts from the disproportionate growth of premium products and, to a lesser extent, lower volumes in the base period due to pandemic related shutdowns. Personal Health Care organic sales increased mid-teens primarily due to innovation and price increases in some markets, partially offset by negative product mix due to the lower relative volumes of premium respiratory products.
•Fabric and Home Care segment organic sales increased two percent for the quarter. Fabric Care organic sales increased mid-single digits driven by innovation and positive mix from the disproportionate growth of premium forms like fabric enhancer beads and laundry unit dose. Home Care organic sales decreased low single digits primarily due to unfavorable mix due to volume growth in emerging markets and lower volumes in North America and Western Europe due to pandemic-related consumption increases in the base period.
•Baby, Feminine and Family Care segment organic sales decreased one percent versus year ago. Baby Care organic sales increased mid-single digits driven by positive mix impact from the disproportionate growth of premium diaper pant products, higher volumes due to pandemic-related consumption decreases in the base period and devaluation-related price increases. Feminine Care organic sales increased mid-single digits primarily driven by innovation, pandemic related shutdowns in certain regions in the base period and positive mix impact due to the disproportionate growth of premium products including adult incontinence. Family Care organic sales decreased double digits primarily due to lower volumes driven by pandemic-related consumption increases in the base period.
Diluted net earnings per share were $1.13 for the quarter, a six percent increase versus the prior year reported EPS due to a 4% increase in net earnings and a reduction in shares outstanding. The increase in net earnings was primarily driven by the increase in net sales partially offset by a reduction in operating margin. Diluted net EPS decreased three percent versus the prior year Core EPS due to a decrease in operating margin and incremental non-core restructuring charges in the base period, partially offset by the increase in net sales and the reduction in shares outstanding. Currency-neutral net EPS decreased four percent versus the prior year Core EPS.
Reported gross margin decreased 120 basis points versus prior year reported gross margin. Reported gross margin decreased 260 basis points versus the prior year core gross margin due to 140 basis points of non-core restructuring charges in the base period. Foreign exchange had no impact to gross margin. The decrease in gross margin versus the prior year core gross margin was driven by 210 basis points of unfavorable mix, 140 basis points of commodity cost increases, 80 basis points of higher freight costs and 60 basis points of reinvestments and other impacts. These higher costs were partially offset by 180 basis points of productivity savings (100 basis points net of freight cost increases) and 50 basis points of pricing benefit.
Selling, general and administrative expense (SG&A) as a percentage of sales decreased 20 basis points on a reported basis versus the prior year. SG&A as a percentage of sales decreased 30 basis points versus the prior year core SG&A due to approximately 10 basis points of lower non-core restructuring charges in the base period. Foreign exchange increased SG&A by approximately 20 basis points. On a currency-neutral basis, reported SG&A as a percentage of sales decreased approximately 60 basis points versus prior year core SG&A driven by 140 basis points of savings from overhead and marketing expenses, 100 basis points of cost leverage benefit from increased sales and 40 basis points of other benefits. These decreases were partially offset by 170 basis points of increased marketing investments, and 50 basis points of wage inflation, increased incentive compensation and other impacts.
Operating profit margin decreased 100 basis points versus the base period reported operating margin. Reported operating profit margin decreased 230 basis points versus the base period core operating margin due to approximately 130 basis points of non-core restructuring charges in the base period. Unfavorable foreign exchange negatively impacted operating margin by approximately 20 basis points. On a currency-neutral basis, reported operating margin decreased 210 basis points versus the prior year core operating margin. Operating margin included productivity cost savings of 320 basis points (240 basis points net of freight cost increases).

Fiscal Year 2022 Guidance
P&G expects fiscal year 2022 all-in sales growth in the range of two to four percent versus the prior fiscal year. Foreign exchange is expected to be neutral to modestly positive to all-in sales growth. The Company expects organic sales growth also in the range of two to four percent.
P&G expects fiscal 2022 GAAP diluted net earnings per share growth in the range of six to nine percent versus fiscal 2021 GAAP EPS of $5.50. Core earnings per share growth for fiscal 2022 is expected to be in the range of three to six percent versus fiscal 2021 core EPS of $5.66.
The Company said its current outlook estimates headwinds of approximately $1.9 billion after-tax from higher commodity costs and freight costs, partially offset by foreign exchange benefits of approximately $100 million after-tax. The combined impact of commodities, freight and foreign exchange is approximately a $0.70 per share headwind to fiscal year 2022 EPS, or a 12 percentage point headwind to EPS growth.
The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts because the Company cannot predict the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G said it expects core effective tax rate in the range of 18% to 19% in fiscal 2022.
Capital spending is estimated to be in the range of 4% to 5% of fiscal 2022 net sales.
P&G is targeting adjusted free cash flow productivity of 90% and expects to pay over $8 billion in dividends and repurchase $7 billion to $9 billion of common shares in fiscal 2022.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism, or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements, and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices, or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information and operational technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, privacy and data protection, tax, environmental, due diligence, risk oversight, and accounting and financial reporting) and to resolve new and pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; and (17) the ability to successfully manage the demand, supply, and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns (including the COVID-19 outbreak). For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at http://www.pg.com/news.
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P&G Media Contacts:
Erica Noble, 513.271.1793
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Twelve Months Ended June 30
	2021	2020	% Chg	2021	2020	% Chg
NET SALES	$18,946	$17,698	7%	$76,118	$70,950	7%
Cost of products sold	9,791	8,942	9%	37,108	35,250	5%
GROSS PROFIT	9,155	8,756	5%	39,010	35,700	9%
Selling, general and administrative expense	5,615	5,275	6%	21,024	19,994	5%
OPERATING INCOME	3,540	3,481	2%	17,986	15,706	15%
Interest expense	(117)	(157)	(25)%	(502)	(465)	8%
Interest income	15	22	(32)%	45	155	(71)%
Other non-operating income, net	126	115	10%	86	438	(80)%
EARNINGS BEFORE INCOME TAXES	3,564	3,461	3%	17,615	15,834	11%
Income taxes	656	675	(3)%	3,263	2,731	19%
NET EARNINGS	2,908	2,786	4%	14,352	13,103	10%
Less: Net earnings/(loss) attributable to non controlling interests	2	(14)	N/A	46	76	(39)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$2,906	$2,800	4%	$14,306	$13,027	10%

EFFECTIVE TAX RATE	18.4%	19.5%		18.5%	17.2%

NET EARNINGS PER COMMON SHARE: (1)
Basic	$1.16	$1.10	5%	$5.69	$5.13	11%
Diluted	$1.13	$1.07	6%	$5.50	$4.96	11%

DIVIDENDS PER COMMON SHARE	$0.8698	$0.7907	10%	$3.2419	$3.0284	7%
Diluted Weighted Average Common Shares Outstanding	2,573.1	2,612.1		2,601.0	2,625.8

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
Gross margin	48.3%	49.5%	(120)	51.2%	50.3%	90
Selling, general and administrative expense	29.6%	29.8%	(20)	27.6%	28.2%	(60)
Operating margin	18.7%	19.7%	(100)	23.6%	22.1%	150
Earnings before income taxes	18.8%	19.6%	(80)	23.1%	22.3%	80
Net earnings	15.3%	15.7%	(40)	18.9%	18.5%	40
Net earnings attributable to Procter & Gamble	15.3%	15.8%	(50)	18.8%	18.4%	40
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended June 30, 2021
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,510	11%	$873	21%	$702	23%
Grooming	1,666	10%	451	16%	364	17%
Health Care	2,383	18%	405	12%	294	8%
Fabric & Home Care	6,597	5%	1,297	(16)%	996	(17)%
Baby, Feminine & Family Care	4,665	1%	920	(23)%	705	(23)%
Corporate	125	40%	(382)	N/A	(153)	N/A
Total Company	$18,946	7%	$3,564	3%	$2,908	4%

	Three Months Ended June 30, 2021
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	1%	1%	5%	4%	1%	—%	11%
Grooming	4%	4%	4%	2%	—%	—%	10%
Health Care	13%	13%	4%	1%	—%	—%	18%
Fabric & Home Care	1%	1%	3%	—%	1%	—%	5%
Baby, Feminine & Family Care	(3)%	(3)%	3%	1%	1%	(1)%	1%
Total Company	1%	1%	3%	1%	1%	1%	7%

	Twelve Months Ended June 30, 2021
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$14,417	8%	$4,018	17%	$3,210	17%
Grooming	6,440	6%	1,728	7%	1,427	7%
Health Care	9,956	10%	2,398	11%	1,851	12%
Fabric & Home Care	26,014	10%	5,986	10%	4,622	11%
Baby, Feminine & Family Care	18,850	3%	4,723	4%	3,629	5%
Corporate	441	12%	(1,238)	N/A	(387)	N/A
Total Company	$76,118	7%	$17,615	11%	$14,352	10%

	Twelve Months Ended June 30, 2021
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	3%	3%	2%	2%	1%	—%	8%
Grooming	3%	3%	—%	2%	1%	—%	6%
Health Care	6%	6%	1%	1%	2%	—%	10%
Fabric & Home Care	5%	5%	1%	1%	3%	—%	10%
Baby, Feminine & Family Care	—%	—%	1%	1%	1%	—%	3%
Total Company	3%	3%	1%	1%	2%	—%	7%
(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Twelve Months Ended June 30
	2021	2020
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	$16,181	$4,239
OPERATING ACTIVITIES
Net earnings	14,352	13,103
Depreciation and amortization	2,735	3,013
Loss on early extinguishment of debt	512	—
Share-based compensation expense	540	558
Deferred income taxes	(258)	(596)
Loss/(gain) on sale of assets	(16)	7
Change in accounts receivable	(342)	634
Change in inventories	(309)	(637)
Change in accounts payable, accrued and other liabilities	1,391	1,923
Change in other operating assets and liabilities	(369)	(710)
Other	135	108
TOTAL OPERATING ACTIVITIES	18,371	17,403
INVESTING ACTIVITIES
Capital expenditures	(2,787)	(3,073)
Proceeds from asset sales	42	30
Acquisitions, net of cash acquired	(34)	(58)
Purchases of investment securities	(55)	—
Proceeds from sales and maturities of investment securities	—	6,151
Change in other investments	—	(5)
TOTAL INVESTING ACTIVITIES	(2,834)	3,045
FINANCING ACTIVITIES
Dividends to shareholders	(8,263)	(7,789)
Increases/(reductions) in short-term debt	(3,333)	2,345
Additions to long-term debt	4,417	4,951
Reductions of long-term debt	(4,987)	(2,447)
Treasury stock purchases	(11,009)	(7,405)
Impact of stock options and other	1,644	1,978
TOTAL FINANCING ACTIVITIES	(21,531)	(8,367)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	101	(139)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(5,893)	11,942
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$10,288	$16,181

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2021	June 30, 2020
Cash and cash equivalents	$10,288	$16,181
Accounts receivable	4,725	4,178
Inventories	5,983	5,498
Prepaid expenses and other current assets	2,095	2,130
TOTAL CURRENT ASSETS	23,091	27,987
PROPERTY, PLANT AND EQUIPMENT, NET	21,686	20,692
GOODWILL	40,924	39,901
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	23,642	23,792
OTHER NONCURRENT ASSETS	9,964	8,328
TOTAL ASSETS	$119,307	$120,700

Accounts payable	$13,720	$12,071
Accrued and other liabilities	10,523	9,722
Debt due within one year	8,889	11,183
TOTAL CURRENT LIABILITIES	33,132	32,976
LONG-TERM DEBT	23,099	23,537
DEFERRED INCOME TAXES	6,153	6,199
OTHER NONCURRENT LIABILITIES	10,269	11,110
TOTAL LIABILITIES	72,653	73,822
TOTAL SHAREHOLDERS' EQUITY	46,654	46,878
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$119,307	$120,700

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's July 30, 2021 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Early debt extinguishment charges: During fiscal year 2021, the Company recorded after tax charges of $427 million ($512 million before tax) due to early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities through fiscal 2020. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs. In fiscal 2021, the company incurred restructuring costs within our historical ongoing level.
We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.

Organic sales growth*: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.
Core operating profit margin*: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.
Core EPS and currency-neutral Core EPS*: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time.
Free cash flow and adjusted free cash flow: Free cash flow is defined as operating cash flow less capital spending. Adjusted free cash flow is defined as operating cash flow less capital spending and adjusted for the payment of the transitional tax resulting from the comprehensive U.S. legislation commonly referred to as the Tax Cuts and Jobs Act in December 2017 (the "U.S. Tax Act"). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Free cash flow productivity and adjusted free cash flow productivity*: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the charges for early debt extinguishment (which are not considered part of our ongoing operations). Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90%.

* Measure is used to evaluate senior management and is a factor in determining their at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
	AS REPORTED (GAAP)	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$9,791	$8,942	$(246)	$—	$8,696
GROSS PROFIT	9,155	8,756	246	—	9,002
GROSS MARGIN	48.3%	49.5%	1.4%	—%	50.9%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	5,615	5,275	8	1	5,284
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.6%	29.8%	—%	0.1%	29.9%
OPERATING INCOME	3,540	3,481	238	(1)	3,718
OPERATING PROFIT MARGIN	18.7%	19.7%	1.3%	—%	21.0%
NET EARNINGS ATTRIBUTABLE TO P&G	2,906	2,800	226	—	3,026
					Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.13	$1.07	$0.09	$—	$1.16
CURRENCY IMPACT TO EARNINGS	$(0.02)
CURRENCY-NEUTRAL EPS	$1.11
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,573.1	2,612.1
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2021	2,429.7
(1)Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE IN CURRENT YEAR REPORTED (GAAP) MEASURES VERSUS PRIOR YEAR NON-GAAP (CORE) MEASURES (1)
GROSS MARGIN (1)	(260)	BPS
SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES (1)	(30)	BPS
OPERATING PROFIT MARGIN (1)	(230)	BPS
EPS	(3)%
CURRENCY-NEUTRAL EPS	(4)%
(1)Change versus year ago is calculated based on As Reported (GAAP) values for the three months ended June 30, 2021 versus the Non-GAAP (Core) values for the three months ended June 30,2020.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
	Twelve Months Ended June 30, 2021			Twelve Months Ended June 30, 2020
	AS REPORTED (GAAP)	EARLY DEBT EXTINGUISHMENT	NON-GAAP (CORE)	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$37,108	$—	$37,108	$35,250	$(519)	$—	$34,731
GROSS PROFIT	39,010	—	39,010	35,700	519	—	36,219
GROSS MARGIN	51.2%	—%	51.2%	50.3%	0.7%	—%	51.0%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	21,024	—	21,024	19,994	81	1	20,076
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	27.6%	—%	27.6%	28.2%	0.1%	—%	28.3%
OPERATING INCOME	17,986	—	17,986	15,706	438	1	16,143
OPERATING PROFIT MARGIN	23.6%	—%	23.6%	22.1%	0.6%	0.1%	22.8%
NET EARNINGS ATTRIBUTABLE TO P&G	14,306	427	14,733	13,027	415	—	13,442
			Core EPS:				Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$5.50	$0.16	$5.66	$4.96	$0.16	$—	$5.12
	CURRENCY IMPACT TO CORE EARNINGS		$0.04
	CURRENCY-NEUTRAL CORE EPS		$5.70
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,601.0			2,625.8
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2021	2,429.7
(1)Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE EPS	11%
CURRENCY NEUTRAL CORE EPS	11%

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2021	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Beauty	11%	(5)%	—%	6%
Grooming	10%	(4)%	—%	6%
Health Care	18%	(4)%	—%	14%
Fabric & Home Care	5%	(3)%	—%	2%
Baby, Feminine & Family Care	1%	(3)%	1%	(1)%
Total Company	7%	(3)%	—%	4%

FY 2021	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Total Company	7%	(1)%	—%	6%
* Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact	Organic Sales Growth
FY 2022 (Estimate)	+2% to +4%	-	+2% to +4%

Core EPS:

Total Company	Diluted EPS Growth	Impact of Change in Non-Core Items*	Core EPS Growth
FY 2022 (Estimate)	+6% to +9%	(3)%	+3% to +6%
*    Includes impact of charges for early debt extinguishment in fiscal 2021.

Adjusted free cash flow (dollars in millions):

Three Months Ended June 30, 2021
Operating Cash Flow	Capital Spending	Free Cash Flow
$4,121	$(714)	$3,407

Twelve Months Ended June 30, 2021
Operating Cash Flow	Capital Spending	U.S. Tax Act Payments	Adjusted Free Cash Flow
$18,371	$(2,787)	$225	$15,809

Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2021
Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$3,407	$2,908	117%

Twelve Months Ended June 30, 2021
Adjusted Free Cash Flow	Net Earnings	Early Debt Extinguishment Charges	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity
$15,809	$14,352	$427	$14,779	107%